Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9589	Tuesday, February 27, 2024

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Q4 and Full-Year 2023 Highlights:
•Q4 consolidated operating profit of $48.7 million up 146% from Q4 2022, despite $9.6 million of equity incentive compensation expense specifically due to appreciation in the Company's stock price during Q4 2023
•Q4 consolidated revenue growth of $42 million, or 4%, compared with Q4 2022
•Q4 Lift Truck operating profit of $54.2 million and margin of 5.5% increased significantly over Q4 2022 due to improved product margins
•Average sales price per backlog unit up 16% over Q4 2022 and 2% over Q3 2023
•Q4 consolidated net income of $25.2 increased from $7.6 million in Q4 2022
•Full-year net income of $125.9 million increased by $200 million from 2022 loss of $74.1 million
•Full-year 2024 consolidated net income expected to be comparable to 2023 results

Cleveland, Ohio, February 27, 2024: Hyster-Yale Materials Handling, Inc. (NYSE: HY) reported the following consolidated results for the three months and year ended December 31, 2023. All comparisons are to the three months ended December 31, 2022, unless otherwise noted.

	Three Months Ended			Twelve Months Ended
($ in millions except per share amounts)	12/31/23	12/31/22	Change Fav (Unfav)	12/31/23	12/31/22	Change Fav (Unfav)
Revenues	$1,027.2	$985.2	$42.0	$4,118.3	$3,548.3	$570.0
Operating Profit (Loss)	$48.7	$19.8	$28.9	$208.7	$(39.1)	$247.8
Net Income (Loss)	$25.2	$7.6	$17.6	$125.9	$(74.1)	$200.0
Diluted Earnings (Loss)/share	$1.43	$0.44	$0.99	$7.24	$(4.38)	$11.62

Lift Truck Business Results
Revenues and shipments by geographic segment were as follows:

($ in millions)	Q4 2023	Q4 2022	Change Fav (Unfav)
Revenues	$981.5	$938.0	$43.5
Americas(1)	$708.4	$679.8	$28.6
EMEA(1)	$221.1	$190.3	$30.8
JAPIC(1)	$52.0	$67.9	$(15.9)
(1) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

(Rounded to nearest hundred)	Q4 2023	Q4 2022	Change Fav (Unfav)	Q3 2023	Change Fav (Unfav)
Unit Shipments	23,600	27,100	(3,500)	25,700	(2,100)
Americas	15,600	16,000	(400)	17,100	(1,500)
EMEA	5,400	7,800	(2,400)	5,900	(500)
JAPIC	2,600	3,300	(700)	2,700	(100)

Fourth-quarter 2023 Lift Truck revenues increased approximately 5% compared with 2022. Revenue growth was led by the favorable effect of previously implemented price increases in all regions and favorable currency effects of $18 million, primarily in EMEA. A positive sales mix shift, mainly to higher-priced, higher-capacity Class 4 and Class 5 trucks, including Big Trucks, and increased parts sales also contributed to the revenue growth. These benefits were partially offset by lower unit volumes.

Consolidated unit shipments decreased 13% year-over-year and 8% sequentially from third-quarter 2023. The year-over-year decline was largely due to a 30% decrease in EMEA shipments, while fewer Americas' shipments drove the decrease from third-quarter 2023. These declines were primarily due to the negative effect of certain product launch and component supply issues mainly in EMEA compounded with lower market demand in certain areas. Ongoing skilled labor challenges also impeded progress on planned production rate increases and shipments during the quarter.

The Company shipped approximately 102,200 units in full-year 2023. This compares with approximately 100,800 units in 2022.

Gross profit and operating profit (loss) by geographic segment were as follows:

($ in millions)	Q4 2023	Q4 2022	Change Fav (Unfav)
Gross Profit	$192.8	$129.2	$63.6
Americas	$151.1	$110.1	$41.0
EMEA	$37.6	$11.0	$26.6
JAPIC	$4.1	$8.1	$(4.0)
Operating Profit (Loss)	$54.2	$27.2	$27.0
Americas	$55.0	$38.4	$16.6
EMEA	$6.0	$(11.2)	$17.2
JAPIC	$(6.8)	$—	$(6.8)

Fourth-quarter 2023 Lift Truck operating profit increased substantially over the prior year, resulting in a 5.5% operating profit margin. This year-over-year increase generated a 62% incremental margin in the quarter, demonstrating strong growth and disciplined execution. Product margins increased significantly in the Americas and EMEA due to favorable price-to-cost ratios and an improved sales mix. Favorable currency movements also contributed to the profit growth. Higher operating costs partly offset the profit improvement. The operating cost increase was primarily due to higher employee-related expenses, including increased incentive compensation attributable to strong fourth-quarter 2023 results and $9.6 million ($8.2 million net of taxes of $1.4 million) for the equity component specifically due to appreciation of the Company's stock price in fourth-quarter 2023. Elevated marketing costs, in part resulting from promotions of new product launches, also contributed to the increase.

Geographically, the Americas' fourth-quarter 2023 operating profit improved 43%, with 4% revenue growth, compared with fourth-quarter 2022. Continued product margin improvements and a favorable sales mix more than offset lower unit volumes and increased employee-related, product development and marketing expenses.

EMEA fourth-quarter 2023 revenues increased $30.8 million, or 16%, while operating profit improved by $17.2 million when compared with a substantial 2022 loss. Benefits from price increases, favorable currency movements and lower material and freight costs more than offset the effect of lower unit and parts volumes and elevated operating expenses. New product launch issues and certain component parts shortages continued to constrain production and shipment levels during fourth quarter 2023.

JAPIC reported a fourth-quarter 2023 operating loss of $6.8 million compared with break-even results in 2022. The lower results were primarily due to lower unit and parts volumes, unfavorable manufacturing variances, higher labor and freight costs and increased operating expenses. JAPIC shipments decreased year-over-year largely due to strong prior-year shipments. This was caused by previously unfavorable lead times on products sourced from affiliate regions that led to dealer overstocking in fourth-quarter 2022.

Bolzoni Results

($ in millions)	Q4 2023	Q4 2022	Change Fav (Unfav)
Revenues	$87.3	$92.0	$(4.7)
Gross Profit	$19.4	$19.3	$0.1
Operating Profit	$2.6	$2.0	$0.6

Bolzoni's fourth-quarter 2023 revenues decreased $4.7 million while operating profit improved by $0.6 million compared with 2022. Fourth-quarter 2022 results included a $2.4 million loss on sale of a business. Excluding the effect of the sale, operating profit decreased substantially year-over-year primarily due to higher operating expenses. Bolzoni's product and gross margins improved over the prior year despite comparable gross profit dollars. Favorable currency movements and price increases implemented in prior years were offset by a mix shift to lower margin products, reduced sales volumes and material cost increases.

Nuvera Results

($ in millions)	Q4 2023	Q4 2022	Change Fav (Unfav)
Revenues	$0.2	$1.3	$(1.1)
Gross Profit (Loss)	$(2.4)	$(1.7)	$(0.7)
Operating Loss	$(8.0)	$(9.3)	$1.3

Nuvera's fourth-quarter 2023 operating loss decreased to $8.0 million from $9.3 million in 2022. This was primarily due to lower product development costs resulting from U.S. government funding received to support certain fuel cell research and development expenses. The lower expenses more than offset a decline in fourth-quarter 2023 revenues due to fewer engine shipments compared with 2022.

Balance Sheet and Liquidity

($ in millions)	December 31, 2023	September 30, 2023	Change Fav (Unfav)
Debt	$494.0	$510.6	$16.6
Cash	78.8	78.2	0.6
Net Debt	$415.2	$432.4	$17.2

During fourth-quarter 2023, the Company reduced its net debt by $17 million, or 4%, compared with September 30, 2023. The net debt reduction was primarily due to increased cash resulting from the Company's ongoing efforts to improve working capital efficiency. Overall, the Company generated cash flow from operations of almost $46 million in the fourth quarter and $151 million for full-year 2023. These results mark a significant improvement over the prior-year periods, with $6 million and $41 million of cash generated in fourth-quarter 2022 and full-year 2022, respectively.

The Company's debt to total capital ratio of 55% at December 31, 2023 improved sequentially by 600 basis points from September 30, 2023, due to significant profitability and a lower debt balance.

The Company had unused borrowing capacity of approximately $270 million under its revolving credit facilities as of December 31, 2023, compared with $254 million on September 30, 2023.

Fourth-quarter 2023 days inventory outstanding decreased by one day compared with third-quarter 2023 levels despite comparable inventory balances between periods. The Company remains focused on improving inventory efficiency as production rates increase.

Market Commentary
Generally, the 2023 global economy performed better than anticipated. The Company's core lift truck market remains strong and above pre-pandemic levels in most regions. Nonetheless, some external market factors, including ongoing geopolitical instability, most recently evidenced by the tensions in the Red Sea, continue to create a significant amount of uncertainty within the global economic outlook. Due to this and abnormally high industry volumes from 2020 to 2022, global market activity declined across 2023, particularly in EMEA.

The latest publicly available lift truck market data indicates that new unit, third-quarter 2023 booking activity decreased globally and in all major geographies except China and India compared with strong 2022 levels. Internal company estimates suggest that fourth-quarter 2023 global lift truck market bookings decreased compared with the prior year. Its estimated that the rate of decline slowed in EMEA and accelerated somewhat in the Americas.

In 2024, global market bookings are expected to be generally comparable to 2023 levels. An anticipated first-half decline is expected to be offset by a second-half increase. For both full-years 2023 and 2024, market unit volumes are projected to remain strong.

Consolidated Strategic Perspective
The Company's significantly improved 2023 results are due to the global team's ongoing execution of strategic initiatives and actions to offset external headwinds and improve the business' resiliency over time. These actions include key projects and process improvements to help the Company achieve long-term growth rates above the material handling market's expected growth rates. The Company's mature Lift Truck and Bolzoni businesses are the foundation for growth, while the Company believes the Nuvera Fuel Cell business' substantial growth prospects should be additive in future years. Hyster-Yale is focused on transforming the way the world moves materials from Port to Home. The Company plans to do this through two customer promises. First, by providing optimized product solutions and second, by providing exceptional customer care. The Company believes these actions will contribute to an increased and sustainable competitive advantage over time.

Operational Perspectives - Lift Truck Business

Lift Truck unit bookings and backlog were as follows:

(Bookings & Backlog $ Value in millions)	Q4 2023	Q4 2022	Change Fav (Unfav)	Q3 2023	Change Fav (Unfav)
Unit Bookings	16,700	21,000	(4,300)	18,200	(1,500)
Unit Bookings $ Value	$480	$690	$(210)	$580	$(100)
Average Sales Price/Unit booked	$28,743	$32,857	$(4,114)	$31,868	$(3,125)
Unit Backlog	78,400	102,100	(23,700)	85,300	(6,900)
Unit Backlog $ Value	$3,330	$3,730	$(400)	$3,540	$(210)
Average Sales Price/Unit of backlog	$42,474	$36,533	$5,941	$41,501	$973

Given the Company's extended backlog position, it continues to prioritize booking orders with strong margins. This focus combined with declining market demand, particularly in the Americas, resulted in an 8% decrease in fourth-quarter 2023 lift truck bookings compared with third-quarter 2023 and a 20% decline from strong prior-year levels.

Looking forward, the Company expects to be price competitive with the market, but will work to maintain targeted bookings margins even as backlog levels are reduced. Overall, the Company expects 2024 bookings to increase compared to 2023. This improvement is primarily due to anticipated market share gains, especially in warehouse products, within an overall flat global lift truck market. These expected increases are primarily the result of the Company's strategic initiatives, particularly those focused on emerging technology solutions for warehouse-related markets. These technology solutions had strong 2023 growth rates, and the Company expects to build on that momentum in 2024. Planned production rate increases combined with anticipated market decreases in the first half of 2024 should help the Company reduce its extended lead times and backlog closer to pre-pandemic levels over 2024. However, given current expectations, the Company believes lead times and backlog levels will likely remain above optimal levels on certain product lines for an extended period. Specific lines, such as warehouse products, are expected to return to more normal lead time and backlog levels in 2024.

The Company's extended backlog, valued at $3.3 billion, represents almost ten months of revenue and should serve as a cushion for the business if bookings decline more than anticipated in 2024. Overall, customer cancellations, which can impact backlog levels, trended up modestly in 2023 from prior year rates. Hyster-Yale's cancellation rate remains substantially below the industry average.

Full-year 2024 production and shipment rates are expected to increase compared with 2023 as production launch issues and lingering component and labor constraints dissipate. The Company's focus remains on maintaining a full production pipeline across its facilities within this moderated market demand environment.

The trend of higher average unit backlog prices and margins continued in the fourth quarter. This trend was largely due to the Company's ongoing focus on booking orders at strong margins and benefits from prior-year price increases to offset inflation. Fourth-quarter 2023 average booking prices decreased compared with both the third-quarter 2023 and the prior year largely due to the shift toward lower-priced warehouse products with shorter average lead times.

While material costs decreased modestly in 2023, forward economic indicators suggest stabilizing material costs and moderately higher labor costs in 2024. Elevated freight costs tied to geopolitical events are expected throughout 2024, particularly in the first half of the year. In this context, the Company expects to maintain its strong price-to-cost ratio in the first half of 2024 as higher-priced backlog units are shipped. This, combined with an anticipated increase in unit volumes, is expected to lead to higher gross margins and an improved operating profit in the first half of the year compared with 2023.

The expiration of tariff exemptions in late May 2024, shipment of trucks ordered in 2024's more competitive pricing environment and the mix effect of increased warehouse product shipments are likely to temper unit margins in the second half of the year. For the full-year, gross profit margins should be comparable to 2023 levels. The Company is working to reduce the earnings impact from externally driven factors through increased manufacturing productivity and expense control. The Company will continue to monitor labor and material costs closely, as well as the impacts from tariffs and competition, and will adjust forward pricing accordingly.

Overall, higher production and shipment rates along with stable gross profit margins are expected to generate increased Lift Truck revenues and operating profit in 2024 compared to the prior year.

Strategic Perspectives - Lift Truck
From a broad perspective, the Lift Truck business has three core strategies that are expected to transform the Company's competitiveness, market position and economic performance over time. The first core strategy is to provide products that improve customer productivity at the lowest cost of ownership. The Lift Truck business' capabilities in this area are expected to be enhanced by bringing to market a wide variety of vehicle innovations, including new modular and scalable product families, truck electrification projects and technology advancements in operator assist systems (OAS), power options and vehicle automation.

The Company continues to make progress on its high priority projects. The Company's heart-of-the-line modular, scalable 2- to 3.5-ton internal combustion engine lift trucks have been launched in the EMEA and Americas markets. The production ramp-up continues to occur gradually given the current extended backlog. However, bookings and shipments accelerated in 2023. A first-quarter 2024 launch of the full 2-to 3-ton internal combustion product line, which includes value, standard and premium truck configurations, is expected for the JAPIC market. Similar enhancements to the 2- to 3.5-ton electric truck platforms are also expected over 2024 and 2025. The modular, scalable product platform is expected to enhance multiple areas of the business, including reducing supply chain costs, improving working capital levels and helping optimize the Company's manufacturing footprint, while providing customers with a more customizable product that better meets their needs.

Other key projects include electrifying trucks used for applications now dominated by internal combustion engine trucks that capitalize on advancements in electric powertrain options. The Company currently has its first electrified fuel cell Container Handler operating at the Port of Los Angeles, and its first electrified fuel cell Reach Stacker operating at the Port of Valencia, Spain. Hyster-Yale anticipates delivering a new electrified fuel cell Terminal Tractor and an electrified fuel cell Empty Container Handler to a customer in Hamburg, Germany in 2024.

The Company is exploring options for additional electrification projects within the European Union and the United States. Hyster-Yale also has key projects focused on applying its technology advancements to additional OAS and automated product options. Notably, during third-quarter 2023, the Company entered into an agreement with a technology-service provider to co-develop further robotics software technology for automated lift truck solutions.

The Lift Truck business also has a key project focused on expanding global sourcing options of container handlers. The Company expects its Hyster® RS45 ReachStackers, as well as Empty Container Handlers, to be sourced from production locations in both Nijmegen, the Netherlands, and Fuyang, China during 2024. This dual-source supply chain will help the Company better meet the needs of the global market, enabling customers to benefit from time efficient delivery for economically viable trucks.

The second core strategy is be the leader in the delivery of industry- and customer-focused solutions by transforming the Company's sales approach to ensure it meets a wide variety of customer needs across a broad set of end markets. To meet diversified customer product needs, the Company is transforming its sales processes by using an industry-focused approach. The Company believes that understanding the customers’ applications is best done by segmenting the market into two broad umbrella categories: industrial and warehousing applications. The Company’s Hyster® brand will increasingly focus on industrial applications, while the Yale® brand will increasingly focus on warehouse applications. This focus separation will reinforce a natural differentiation between the two brands that already exists in the marketplace.

The third core strategy is to be the leader in independent distribution by focusing on effectively coordinating dealer and major account coverage, enhancing dealer excellence and ensuring outstanding dealer ownership globally. The Company is committed to helping its excellent dealer group be the leaders in their territories.

Operational and Strategic Perspectives - Bolzoni
Bolzoni anticipates a modest increase in 2024 revenues compared with 2023 as legacy products begin to be phased out and attachment volumes increase. Operating profit is expected to increase year-over-year as higher product margins and anticipated manufacturing efficiency improvements are projected to more than offset higher material and operating costs.

Bolzoni's core strategy is to be the leader in the attachments business. In this context, Bolzoni continues to concentrate on driving its "One Company - 3 Brands" approach globally, increasing its Americas business and focusing on strengthening its ability to serve key attachment industries and customers in global markets. As part of this approach, Bolzoni also intends to increase its sales, marketing and product capabilities especially in North America to support its industry-specific sales strategy.

Operational and Strategic Perspectives - Nuvera
Nuvera's core strategy is to be a leader in the heavy-duty fuel cell market. Nuvera continues to focus on placing 45kW and 60kW fuel cell production engines for demonstration in a limited number of niche, heavy-duty vehicle applications with expected significant fuel cell adoption potential where batteries alone cannot meet the market’s need. As a result, these applications are expected to have nearer-term fuel cell adoption potential. Nuvera has announced several projects with various third parties to test Nuvera® engines in targeted applications, including the Port of Los Angeles and the Port of Valencia, and most recently with Helinor Energy for zero-emission energy solutions for maritime applications. Nuvera expects to have additional products being tested in bus applications in China and India and in a German port by mid-2024. Nuvera is also developing a new, larger 125kW fuel cell engine for heavier-duty applications, which is projected to be available in 2025, and is working with customers to launch modular fuel cells for stationary and mobile generator applications.

Nuvera is focused on increasing customer product demonstrations and customer bookings in 2024. Nuvera is also expanding its presence in Europe and China. Orders from current customers have been booked and are expected to result in higher sales in 2024 compared with 2023. Nuvera expects these higher sales to be offset by increased development costs, leading to comparable year-over-year operating results. The increased engine demonstration volumes should significantly enhance the foundation for future fuel cell engine technology adoption and improved financial returns in future years.

Consolidated Outlook
At the consolidated level, the Company expects 2024 operating profit to increase while net income is expected to be comparable to 2023. The latter is due to higher projected 2024 income tax expense driven by an elevated income tax rate. This results from full utilization of U.S. net operating losses in 2023 combined with ongoing capitalization of research and development costs for tax purposes in 2024. The Company anticipates continued strong product margins from shipments of fixed-price backlog units to drive year-over-year profit growth in the first half of the year. However, the expiration of tariff exemptions and shipments of orders placed in 2024's more competitive pricing environment will likely temper second half results. As an offset to any competitive pricing adjustments, the Company will continue to focus on effectively managing its ongoing component and labor costs and production levels. The Company made solid progress toward its 7% operating profit margin and greater than 20% return on total capital employed goals at both the Lift Truck and Bolzoni businesses in 2023 and will work to make continued progress in 2024 toward achieving these goals.

Hyster-Yale is committed to continuing to reduce its leverage and enhance its cash flows through ongoing working capital reductions and continued discipline over operating expenses. Capital expenditures were $35.4 million in 2023 and are expected to be $87 million in 2024. This full-year increase over restrained 2023 levels includes a return to investing for business growth and network efficiency. While the Company expects to make these substantial additional investments in the business, maintaining liquidity also continues to be a priority. Working capital control continues to be an area of intense focus for the Company. Inventory levels remain elevated and above pre-pandemic levels but are slowly declining from their peak in mid-2023. Efforts to maximize the use of on-hand inventory are expected to help significantly reduce excess inventory levels in 2024 despite intermittent supply chain and some periodic labor constraints. As a result of these actions, the Company expects a significant increase in cash flow from operations in 2024 compared with 2023.

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Conference Call
The management of Hyster-Yale Materials Handling, Inc. will conduct a conference call with investors and analysts on Wednesday, February 28, 2024, at 11:00 a.m. Eastern Time to discuss the financial results. The conference call will be broadcast and can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investor-overview. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. An archive of the webcast will be available on the Company's website two hours after the live call ends. Further information regarding the Company's strategic initiatives can also be found in the Company's Q4 2023 Investor Deck that will be made available on the Hyster-Yale website after the call.

Annual Report on Form 10-K
Hyster-Yale Materials Handling. Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 449-9589, or from Hyster-Yale Materials Handling's website at www.hyster-yale.com.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). For certain pre-tax disclosures included in this release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures. Management believes that after-tax information is useful in analyzing the Company's net income.

EBITDA in this release is provided solely as supplemental non-GAAP disclosures of operating results. EBITDA does not represent operating profit (loss) or net income (loss), as defined by GAAP, and should not be considered as a substitute for operating profit (loss) or net income (loss). Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income and dividends plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.

For purposes of this release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials, critical components and transportation costs and shortages, the imposition of tariffs, or the renewal of tariff exclusions, on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) delays in manufacturing and delivery schedules, (3) customer acceptance of pricing, (4) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (5) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any cyclical reduction in demand in the lift truck industry, (6) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, including the Uyghur Forced Labor Prevention Act (the “UFLPA”) which could impact Hyster-Yale's imports from China, as well as armed conflicts, including the Russia/Ukraine conflict, the Israel and Gaza conflict and/or the conflict in the Red Sea, and their regional effects, (7) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (8) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (9) the successful commercialization of Nuvera's technology, (10) the political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (11) bankruptcy of or loss of major dealers, retail customers or suppliers, (12) customer acceptance of, changes in the costs of, or delays in the development of new products, (13) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (14) product liability or other litigation, warranty claims or returns of products, (15) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (16) the ability to attract, retain, and replace workforce and administrative employees, (17) disruptions resulting from natural disasters, public health crises, political crises or other catastrophic events, and (18) the ability to protect the Company’s information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network breaches.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, is a globally integrated company offering a full line of high-quality, application-tailored lift trucks and solutions, including attachments and hydrogen fuel cell power products, as well as telematics, automation and other services aimed at meeting the specific materials handling needs of its customers. Hyster-Yale's vision is to transform the way the world moves material from Port to Home and deliver on its customer promises of: (1) thoroughly understanding customer applications and offering optimal solutions that will improve productivity at the lowest cost of ownership, and (2) providing exceptional customer care to create increasing value from initial engagement through the product lifecycle. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names and Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines. Hyster-Yale Group also has an unconsolidated joint venture in Japan (Sumitomo NACCO). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2023	2022	2023	2022
	(In millions, except per share data)

Revenues	$1,027.2	$985.2	$4,118.3	$3,548.3
Cost of sales	817.5	838.5	3,332.7	3,114.4
Gross Profit	209.7	146.7	785.6	433.9
Selling, general and administrative expenses	161.0	126.9	576.9	473.0
Operating Profit (Loss)	48.7	19.8	208.7	(39.1)
Other (income) expense
Interest expense	9.1	9.5	37.3	28.4
Income from unconsolidated affiliates	(2.0)	(1.4)	(9.8)	(11.0)
Other, net	(0.1)	(1.4)	0.2	5.9
Income (Loss) before Income Taxes	41.7	13.1	181.0	(62.4)
Income tax expense	16.0	5.2	52.9	9.2
Net income attributable to noncontrolling interests	(0.3)	0.1	(0.6)	(1.5)
Net income attributable to redeemable noncontrolling interests	—	(0.2)	(0.7)	(0.5)
Accrued dividend to redeemable noncontrolling interests	(0.2)	(0.2)	(0.9)	(0.5)
Net Income (Loss) Attributable to Stockholders	$25.2	$7.6	$125.9	$(74.1)

Basic Earnings (Loss) per Share	$1.47	$0.45	$7.35	$(4.38)

Diluted Earnings (Loss) per Share	$1.43	$0.44	$7.24	$(4.38)

Basic Weighted Average Shares Outstanding	17.184	16.936	17.137	16.901
Diluted Weighted Average Shares Outstanding	17.568	17.137	17.385	16.901

EBITDA RECONCILIATION
	Quarter Ended
	3/31/2023	6/30/2023	9/30/2023	12/31/2023	LTM 12/31/2023
	(In millions)
Net Income Attributable to Stockholders	$26.6	$38.3	$35.8	$25.2	$125.9
Noncontrolling interest income and dividends	0.6	0.5	0.6	0.5	2.2
Income tax expense	8.7	12.0	16.2	16.0	52.9
Interest expense	10.2	8.4	9.6	9.1	37.3
Interest income	(0.6)	(0.6)	(0.7)	(0.7)	(2.6)
Depreciation and amortization expense	11.2	11.3	11.3	11.3	45.1
EBITDA*	$56.7	$69.9	$72.8	$61.4	$260.8

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income (loss), as defined by GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income and dividends plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2023	2022	2023	2022
	(In millions)
Revenues
Americas	$708.4	$679.8	$2,899.3	$2,405.4
EMEA	221.1	190.3	820.5	704.2
JAPIC	52.0	67.9	201.1	250.0
Lift Truck Business	$981.5	$938.0	$3,920.9	$3,359.6
Bolzoni	87.3	92.0	375.3	355.7
Nuvera	0.2	1.3	4.3	3.4
Eliminations	(41.8)	(46.1)	(182.2)	(170.4)
Total	$1,027.2	$985.2	$4,118.3	$3,548.3

Gross profit (loss)
Americas	$151.1	$110.1	$564.9	$303.4
EMEA	37.6	11.0	121.0	45.0
JAPIC	4.1	8.1	25.5	22.6
Lift Truck Business	$192.8	$129.2	$711.4	$371.0
Bolzoni	19.4	19.3	82.2	70.7
Nuvera	(2.4)	(1.7)	(8.2)	(7.2)
Eliminations	(0.1)	(0.1)	0.2	(0.6)
Total	$209.7	$146.7	$785.6	$433.9

Operating profit (loss)
Americas	$55.0	$38.4	$233.1	$46.8
EMEA	6.0	(11.2)	12.1	(46.6)
JAPIC	(6.8)	—	(15.6)	(10.6)
Lift Truck Business	$54.2	$27.2	$229.6	$(10.4)
Bolzoni	2.6	2.0	15.3	6.2
Nuvera	(8.0)	(9.3)	(36.4)	(34.3)
Eliminations	(0.1)	(0.1)	0.2	(0.6)
Total	$48.7	$19.8	$208.7	$(39.1)

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW, CAPITAL STRUCTURE AND WORKING CAPITAL
			Twelve Months Ended
			December 31
			2023	2022
			(In millions)
Net cash provided by operating activities			$150.7	$40.6
Net cash used for investing activities			(34.5)	(35.4)
Cash Flow Before Financing Activities			$116.2	$5.2

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(In millions)
Debt	$494.0	$510.6	$542.3	$560.6
Cash	78.8	78.2	65.7	64.6
Net Debt	$415.2	$432.4	$476.6	$496.0

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(In millions)
Accounts Receivable	$497.5	$512.0	$582.1	$535.9
Inventory	815.7	815.4	820.1	854.7
Accounts Payable	530.2	549.6	593.2	627.6
Working Capital	$783.0	$777.8	$809.0	$763.0
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